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Exhibit 8.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 15, 2007

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 700
Denver, Colorado 80203

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to St. Mary Land & Exploration Company, a Delaware corporation (the "Company"), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of (i) $287,500,000 aggregate principal amount of its 3.50% Senior Convertible Notes due 2027 (the "Notes") and (ii) 5,283,014 shares of the Company's common stock, par value $.01 per share, issuable upon conversion of the Notes (the "Conversion Shares"), all of which are to be sold by certain holders of the Notes or the Conversion Shares as described in the Registration Statement. The Notes were issued under an Indenture dated as of April 4, 2007 (the "Indenture") between the Company and Wells Fargo Bank, National Association.

        In our capacity as counsel, we have examined the Registration Statement and the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, instruments, and corporate records, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. In giving this opinion, we have assumed the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the statements set forth under the heading "Certain U.S. Federal Tax Considerations" in the prospectus included in the Registration Statement, insofar as such statements are a summary of United States federal tax law and regulations or legal conclusions with respect thereto, constitute an accurate summary of the matters described therein in all material respects.

        Our opinion is based upon the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the date hereof. We note that all such legal authorities are subject to change, either prospectively or retroactively, and we are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof which could affect our opinion. We also note that our opinion is not binding on the Internal Revenue Service, which could take a position contrary to our opinion.

        We express no opinion as to any laws other than the federal tax laws of the United States.

        We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP

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  Exhibit 8.1